Exhibit 99.1

GAP INC. REPORTS MAY SALES RESULTS

SAN FRANCISCO – June 5, 2014 – Gap Inc. (NYSE: GPS) today reported that May net sales increased 4 percent compared with last year. Net sales for the four-week period ended May 31, 2014 were $1.27 billion compared with net sales of $1.22 billion for the four-week period ended June 1, 2013.

“We delivered a positive comp to start the second quarter, building on last May’s strong performance,” said Glenn Murphy, chairman and chief executive officer, Gap Inc.

May Comparable Sales Results
Gap Inc.’s comparable sales for May 2014 were up 1 percent versus a 7 percent increase last year. Comparable sales by global brand for May 2014 were as follows:

•	Gap Global: negative 3 percent versus positive 8 percent last year

•	Banana Republic Global: positive 3 percent versus flat last year

•	Old Navy Global: positive 2 percent versus positive 9 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on June 5, 2014 and available for replay until 1:00 p.m. Pacific Time on June 13, 2014.

June Sales
The company will report June sales on July 10, 2014.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through more than 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com